Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Aztar Corporation of our report dated February 11, 2004, except for Note 18, as to which the date is May 6, 2004, relating to the consolidated financial statements, which appears in Aztar Corporation’s Current Report on Form 8-K dated May 24, 2004. We also consent to the incorporation by reference of our report dated February 11, 2004 relating to the financial statement schedule, which appears in Aztar Corporation’s Annual Report on Form 10-K for the year ended January 1, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

August 18, 2004